Exhibit E

[Letterhead of Sullivan & Cromwell LLP]

February 13, 2009

The Japan Finance Corporation,

9-3, Otemachi 1-chome,

Chiyoda-ku,

Tokyo 100-0004, Japan

Re: The Japan Finance Corporation and Japan—Registration Statement under Schedule B

Dear Sirs:

We hereby consent to the references to us under the headings “Description of the Debt Securities and Guarantee—United States Taxation” and “Validity of Securities” in the Prospectus included in the Registration Statement filed by The Japan Finance Corporation and Japan with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 13, 2009.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP